Trustees' Equity Fund Shareholder Report Proxy Voting Results

At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:

Proposal 1-Elect trustees for the fund*

The individuals listed in the table below were elected as trustees for the fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the fund prior to the shareholder meeting.

Trustee                              For      Withheld           Percentage For
John J. Brennan              220,778,192     6,352,455                    97.2%
Charles D. Ellis             218,875,130     8,255,517                    96.4%
Emerson U. Fullwood          221,097,949     6,032,698                    97.3%
Rajiv L. Gupta               220,290,951     6,839,696                    97.0%
Amy Gutmann                  221,874,909     5,255,738                    97.7%
JoAnn Heffernan Heisen       220,546,728     6,583,919                    97.1%
F. William McNabb III        221,365,554     5,765,092                    97.5%
Andre F. Perold              220,029,255     7,101,392                    96.9%
Alfred M. Rankin Jr.         221,436,761     5,693,886                    97.5%
Peter F. Volanakis           220,460,971     6,669,676                    97.1%


* Results are for all funds within the same trust.

Proposal 2: - Update and standardize the fund's fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c  Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.

The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the fund to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.

                            For    Abstain      Against      Broker   Percentage
                                                          Non-Votes          For
Diversified Equity Fund

2a                   64,039,671    763,543    1,292,222     299,868       96.5%
2b                   63,825,659    968,837    1,300,939     299,868       96.1%
2c                   63,407,470    832,167    1,855,799     299,868       95.5%
2d                   63,403,633    912,933    1,778,869     299,868       95.5%
2e                   63,597,700    867,841    1,629,894     299,868       95.8%
2f                   63,717,212    850,520    1,527,704     299,868       96.0%
2g                   64,368,642    786,100      940,693     299,868       97.0%


International Value Fund

2a                  143,457,578  3,089,517    3,013,418  11,174,830       89.3%
2b                  142,521,029  3,670,379    3,369,108  11,174,827       88.7%
2c                  131,148,745  3,526,981   14,884,784  11,174,833       81.6%
2d                  138,465,879  3,570,211    7,524,421  11,174,833       86.1%
2e                  138,711,866  3,386,575    7,462,069  11,174,833       86.3%
2f                  142,669,699  3,268,229    3,622,584  11,174,832       88.8%
2g                  143,160,397  3,322,847    3,077,266  11,174,833       89.1%